As filed with the Securities and Exchange Commission on May 16, 2016
Registration No. 333-177604

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ITT INC.
(Exact name of registrant as specified in its charter)

Indiana	3561	81-1197930
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1133 Westchester Avenue
White Plains, NY 10604
Telephone: (914) 641-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ITT 2011 Omnibus Incentive Plan
ITT Retirement Savings Plan
ITT Deferred Compensation Plan

(Full title of the plans)

Mary Elizabeth Gustafsson Senior Vice President, General Counsel and Chief Compliance Officer ITT Inc. 1133 Westchester Avenue White Plains, NY 10604 (914) 641-2000	Copies to: David B. H. Martin Matthew C. Franker Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001 (202) 662-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

ITT Inc., an Indiana corporation (the “Company” or the “Registrant”), files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 28, 2011 (Registration No. 333-177604) (the “Initial Registration Statement”) as the successor registrant to ITT Corporation, an Indiana corporation and the former publicly-traded parent of the Company (the “Predecessor”), in connection with the reorganization of the Predecessor into a new holding company structure in accordance with Section 23-1-40-9 of the Indiana Business Corporation Law (the “Reorganization”).

The Reorganization was completed on May 16, 2016 pursuant to the Agreement and Plan of Merger, dated May 11, 2016, among the Company, the Predecessor and ITT LLC, an Indiana limited liability company and a direct wholly owned subsidiary of the Company (the “Merger Agreement”). In accordance with the terms of the Merger Agreement, (i) each outstanding share of the Predecessor’s common stock, par value $1.00 per share, was converted into one share of the Company’s common stock, par value $1.00 per share, evidencing the same proportional interests in the Company and having the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions as a share of the Predecessor’s common stock immediately prior to the Reorganization, and (ii) the Company adopted organizational documents substantially identical to those of the Predecessor and assumed certain obligations of the Predecessor, in each case, to enable the Company to offer and sell the securities listed in the Initial Registration Statement on the same terms and conditions as the Predecessor prior to the Reorganization.

Following the Reorganization, the Company is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Company’s common stock are deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “ITT.” In connection with the Reorganization, the Company assumed the Predecessor’s obligations under the ITT 2011 Omnibus Incentive Plan, the ITT Retirement Savings Plan and the ITT Deferred Compensation Plan.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statement as its own registration statement (except as specifically amended by this Post-Effective Amendment) for all purposes of the Securities Act and the Exchange Act. The information contained in this Post-Effective Amendment sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statement from being misleading in any material respect. Other than certain updates related to the passage of time, no other changes or additions are being made hereby to the prospectus which forms a part of the Initial Registration Statement. This Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the ITT 2011 Omnibus Incentive Plan, the ITT Retirement Savings Plan and the ITT Deferred Compensation Plan as covered by the Initial Registration Statement, as amended by this Post-Effective Amendment No. 1 (collectively, the “Registration Statement”) and as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

We incorporate by reference the following documents that we or our Predecessor previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 22, 2016;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which was filed with the SEC on May 5, 2016; and

(c)	our Current Reports on Form 8-K filed with the SEC on February 22, 2016, May 5, 2016 (solely with respect to information disclosed under Item 8.01), May 12, 2016 and May 16, 2016.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with SEC rules) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

This Registration Statement covers deferred compensation obligations (“Obligations”) that may be offered under the ITT Deferred Compensation Plan (the “Deferred Compensation Plan”). The following summary is qualified in its entirety by reference to the Deferred Compensation Plan, which is incorporated herein by reference.

The Obligations offered under the Deferred Compensation Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer, as adjusted for hypothetical gains or losses attributable to the deemed investment of such deferrals in hypothetical investment alternatives, all of which is reflected in bookkeeping accounts maintained by the Company for each of the participants. These Obligations will at all times be unsecured obligations of the Company. Benefits are payable solely from the Company’s general assets and are subject to the risk of corporate insolvency. In the event of a change of control, the Company shall pay the entire balance on each participant’s account in a single lump-sum payment.

The Deferred Compensation Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. The Deferred Compensation Plan is nonqualified and is intended to be considered unfunded for tax purposes.
Subject to the terms and conditions set forth in the Deferred Compensation Plan, every year each participating employee may elect to defer all or a portion of his or her bonus to be earned in the next year, and such deferred amounts, if any, will be credited to such participant’s account. In addition, certain amounts that otherwise would have been contributed to the ITT Retirement Savings Plan in the absence of such bonus deferral are instead credited to the participant’s account under the Deferred Compensation Plan. Amounts in a participant’s account will be indexed to one or more deemed investment funds chosen by each participant from a range of such alternatives available under the Deferred Compensation Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any gains or losses.

The Obligations are generally payable upon a date or dates selected by a participant under the Deferred Compensation Plan or following the participant’s termination of employment, subject to an exception for an unforeseeable emergency. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of participants.

A participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries generally may not alienate, sell, transfer, assign or otherwise dispose of any right or interest in the Deferred Compensation Plan. The Company generally reserves the right to amend or terminate the Deferred Compensation Plan at any time, except that no amendment may diminish a participant’s rights to amounts previously deferred without the participant’s consent.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (“IBCL”) authorizes every Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

Chapter 37 of the IBCL also authorizes a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (a) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (b) authorize the corporation to indemnify the Eligible Person and (c) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also authorizes an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Our Articles of Incorporation provide that no director or officer shall be personally liable to the Company or any of our shareholders for damages for breach of fiduciary duty as a director or officer, except for liability for breach of duty if such breach constitutes willful misconduct or recklessness or for the payment of distributions to shareholders in violation of the IBCL.

Our By-laws provide for mandatory indemnification, to the fullest extent permitted by law, of our directors and officers against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, in which such person may have become involved by reason of being or having been a director, officer, employee or agent. The right to indemnification is a contract right and includes the right to advancement of expenses in accordance with specified procedures.

The rights to indemnification provided by our Articles of Incorporation and By-laws are not exclusive of any other rights to which any indemnified person may otherwise be entitled.

We have entered into indemnification agreements with certain of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law and our By-laws, each such director against any and all expenses, liabilities or losses asserted against or incurred by the director in his capacity as a director of the Company or arising out of his status in such capacity. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the agreements provide for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any action, suit or proceeding covered by the agreement. We will not be liable for payments in respect of a director under the agreements in certain circumstances including, but not limited to, acts of such director involving intentional misconduct or a knowing violation of law, acts which were known or believed by such director to be opposed to our best interests and transactions from which such director derived an improper personal benefit.

We have purchased directors’ and officers’ liability insurance, the effect of which is to indemnify our directors and officers and the directors and officers of our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers. This insurance is subject to various deductibles and exclusions from coverage.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.        Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Plains, State of New York, on May 16, 2016.

ITT Inc.

By:	/s/ Thomas M. Scalera
Thomas M. Scalera
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Denise L. Ramos		May 16, 2016
Denise L. Ramos (Principal executive officer)	Chief Executive Officer, President and Director

/s/ Thomas M. Scalera		May 16, 2016
Thomas M. Scalera (Principal financial officer)	Executive Vice President and Chief Financial Officer

/s/ Steven C. Giuliano		May 16, 2016
Steven C. Giuliano (Principal accounting officer)	Vice President and Chief Accounting Officer

/s/ Orlando D. Ashford		May 16, 2016
Orlando D. Ashford	Director

/s/ G. Peter D’Aloia		May 16, 2016
G. Peter D’Aloia	Director

/s/ Geraud Darnis		May 16, 2016
Geraud Darnis	Director

/s/ Donald DeFosset, Jr.		May 16, 2016
Donald DeFosset, Jr.	Director

/s/ Christina A. Gold		May 16, 2016
Christina A. Gold	Director

/s/ Richard P. Lavin		May 16, 2016
Richard P. Lavin	Director

/s/ Frank T. MacInnis		May 16, 2016
Frank T. MacInnis	Director

/s/ Rebecca A. McDonald		May 16, 2016
Rebecca A. McDonald	Director

/s/ Timothy H. Powers		May 16, 2016
Timothy H. Powers	Director

ITT RETIREMENT SAVINGS PLAN

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 16th day of May, 2016.

ITT Retirement Savings Plan

By:	/s/ Deborah R. Macchia
Name: Deborah R. Macchia Title: Chair, Benefits Administration Committee

Ms. Macchia is acting solely in her representative capacity as Chair of the Benefits Administration Committee, the Administrator of the ITT Retirement Savings Plan, and shall not have individual liability with respect to the foregoing.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of ITT Inc.	8-K	001-05672	3.1	May 16, 2016
4.2	Amended and Restated By-laws of ITT Inc.	8-K	001-05672	3.2	May 16, 2016
4.3	ITT 2011 Omnibus Incentive Plan*
4.4	ITT Retirement Savings Plan	10-K	001-05672	10.10	February 22, 2016
4.5	ITT Deferred Compensation Plan	8-K	001-05672	10.4	May 16, 2016
4.6	Omnibus Amendment to Long-term Incentive Plans, dated as of May 16, 2016	8-K	001-05672	10.2	May 16, 2016
5.1	Opinion of Barnes & Thornburg LLP					X
5.2	Opinion of Covington & Burling LLP					X
5.3	Opinion of Lori B. Marino, Esq.					X
5.4
The shares of Common Stock offered and sold pursuant to the ITT Retirement Savings Plan (the “Savings Plan”) are purchased by the administrator of the Savings Plan in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Savings Plan, no opinion of counsel regarding the legality of the securities being registered hereunder is required.
Pursuant to Item 8(b) of Form S-8, the Company has submitted the Savings Plan to the Internal Revenue Service (“IRS”) for a determination letter that the Savings Plan is qualified under Section 401 of the Internal Revenue Code of 1986 (the “Code”) and will make all changes required by the IRS in order to so qualify the Savings Plan.

23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)					X
23.3	Consent of Covington & Burling LLP (included in Exhibit 5.2)					X
23.4	Consent of Lori B. Marino, Esq. (included in Exhibit 5.3)					X

* Previously filed.